SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported):
                       November 30, 2004


                           Cadiz Inc.
     (Exact name of Registrant as specified in its charter)

                            Delaware
         (State or other jurisdiction of incorporation)

                0-12114                        77-0313235
        (Commission File Number)   (IRS Employer Identification No.)

777 South Figueroa Street, Suite 4250, Los Angeles           90017
(Address of principal executive offices)                  (Zip Code)

  Registrant's telephone number, including area code: (213) 271-1600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the
      Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the
      Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b)
      under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))



ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
            ------------------------------------------

     On November 30, 2004, the Company entered into an agreement with its senior secured lender, ING Capital, LLC ("ING"), whereby:

     (a) the Company's senior term loan facility with ING was repaid in full and the outstanding principal balance under the Company's existing revolving credit facility was reduced to $25 million; and

     (b) the Company amended the terms and conditions of its revolving credit facility with ING in order to:

          (i)  extend the maturity date of the debt until March
31, 2010, conditioned upon a further principal reduction of $10 million on or before March 31, 2008, and;

          (ii) reduce the interest rate through March 31, 2008 on the new outstanding balance to 4% cash plus 4% PIK (increasing to 4% cash plus 6% PIK for interest periods commencing on and after April 1, 2008).

     Also on November 30, 2004, ING agreed to convert 99,000 shares of the Company's Series F Preferred Stock (representing 99% of the outstanding shares of Series F Preferred Stock) into 1,711,665 shares of the Company's common stock. Concurrently with this conversion, the terms and conditions of the Company's Series F Preferred Stock were amended pursuant to an Amended and Restated Certificate of Designations of Series F Preferred Stock, as described under Item 5.03 below.


ITEM 1.02. TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT
           ----------------------------------------------

     The information required by this item regarding the repayment in full of the Company's senior term loan facility with ING (with only the Company's revolving credit facility with ING remaining outstanding) is included under Item 1.01 and incorporated by reference into this Item 1.02.


ITEM 3.02. UNREGISTERED SALES OF EQUITY SECURITIES
           ---------------------------------------

     On November 30, 2004, the Company completed a private placement (the "Placement") of 400,000 Units at the price of $60.00 per Unit. Each Unit consisted of five (5) shares of the Company's common stock and one (1) common stock purchase warrant. Each Warrant will entitle the holder to purchase, commencing 180 days from the date of issuance, one (1) share of common stock at an exercise price of $15.00 per share. Each Warrant will have a term of three (3) years, but will be callable by the Company commencing twelve months following completion of the Placement if the closing market price of the Company's common stock exceeds $18.75 for 10 consecutive trading days.

     Approximately half of the proceeds of the Placement were used by the Company to reduce its senior debt as described in
Item 1.01 above. The balance of the proceeds will be used by the Company to enhance its working capital.

     40 Units in the Placement were purchased by ING and a concurrent credit of $2.4 million was made to the cash collateral account maintained by the Company with ING to fund the payment of obligations due under the Company's revolving credit facility.

     Concurrently with the Placement, as described in Item 1.01 above, ING converted 99,000 shares of issued and outstanding
Series F Preferred Stock into 1,711,665 shares of the Company's common stock.

     With the completion of the Placement and the conversion of Series F Preferred Stock by ING, the Company has a total of 10,324,330 shares of common stock outstanding.

     The issuances of common stock pursuant to the Placement and upon the conversion of outstanding Series F Preferred Stock were not registered under the Securities Act of 1933, as amended (the "Securities Act"), but were exempt from the registration requirements of the Securities Act by virtue of Section 4(2) of the Securities Act as the transactions did not involve public offerings, the number of investors was limited, the investors were provided with information about us, and we placed restrictions on the resale of the securities.


ITEM 5.03. AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS;
           CHANGE IN FISCAL YEAR
           --------------------------------------------------

     On November 30, 2004, concurrently with the conversion by ING of 99,000 shares of its Series F Preferred Stock, the Company filed an Amended and Restated Certificate of Designations of Series F Preferred Stock of Cadiz Inc. (the "Amended and Restated Certificate of Designations") with the Secretary of State of the State of Delaware. Upon such filing:

     (i) the requirement regarding the right of holders of Series F Preferred Stock (the "Holders") to appoint directors of the Company was revised so that the Holders shall have the right to appoint two directors for as long as both (a) the outstanding principal balance of ING's loan to the company is at least $15 million, and (b) the Series F Preferred Stock holdings of the Holders (including both the common stock into which outstanding Series F Preferred Stock is then convertible and any common stock received by the Holders upon previous conversions of Series F Preferred Stock which remains held by, and has not been disposed of, by the Holders) represent at least 5% of the Company's common stock; and

     (ii) the conversion ratio, previously adjustable upon certain further equity issuances by the Company, has been fixed at its current rate of 17.28955 shares of common stock for each share of Series F Preferred Stock converted.

     The Amended and Restated Certificate of Designations is filed as an exhibit hereto and is incorporated herein by this reference. The foregoing descriptions of the terms of the Series F Preferred Stock are qualified in their entirety by reference to such exhibit.


ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
           ---------------------------------

     EXHIBITS

     3.1  Amended and Restated Certificate of Designations of
Series F Preferred Stock of Cadiz Inc., as filed on November 30,
2004.


                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              Cadiz Inc.



                         By: /s/ Keith Brackpool
				     --------------------------------------
                             Keith Brackpool, Chairman of the Board
                             and Chief Executive and Financial Officer


Dated:  December 2, 2004